January 20, 2010                                                                                                                                  FOR IMMEDIATE RELEASE
RAYMOND JAMES FINANCIAL, INC.
ANNOUNCES FIRST QUARTER RESULTS

ST. PETERSBURG, Fla. – Raymond James Financial, Inc. today reported a 20 percent decrease from the prior year’s quarterly net income to $49,036,000, or $0.39 per diluted share, for the first quarter ended December 31, 2009. In comparison, the firm earned $61,093,000, or $0.50 per diluted share, for the first quarter of fiscal 2009. Net revenues increased 3 percent to $686,967,000, while total revenues increased 1 percent to $702,669,000. Comparisons with the immediately preceding quarter were more favorable as net income was up 14 percent on a 3 percent increase in net revenues.
“While progress is slower than we would like, financial market, economic and Raymond James’ results continue to improve since last year’s March quarter,” said Chairman and CEO Thomas A. James.
“To understand the first quarter’s trends, it’s instructive to study the underlying segments. The Private Client Group exhibited continued improvement in the quarter as commissions and fees in the segment increased over 15 percent, generating an increased contribution to pre-tax profits of 28 percent in the segment over last year and an 88 percent improvement over the September 2009 quarter. In spite of flat revenues, the Asset Management Group (AMG) increased its contribution by 33 percent over last year’s comparable quarter and 24 percent over the preceding quarter as a result of expense control. If the market continues to improve, AMG will benefit from growing operating leverage,” James continued.
“On the other side of the ledger, Capital Markets’ contribution declined by $3 million from last year, as Fixed Income revenues were down somewhat, albeit still robust and profitable. The pre-tax contribution decline from the preceding quarter was an even more dramatic 51 percent, reflecting the surge in investment banking revenues that often occurs in the final quarter of the fiscal year. By far the largest impact on the quarter was a $30 million decline in the profit contribution of Raymond James Bank compared to last year. Last year’s record quarterly pre-tax profit emanated from higher loan balances, slower loan growth (necessitating lower loan loss provisions) and a benign quarter for loan losses. In contrast, the bank increased its profit contribution over the immediately preceding quarter by $14 million, reflecting a lower level of loan loss provisions as the status of some of its existing problem loans improved, offsetting a lower level of new loan loss provisions.
“In summary, conditions in the securities business are improving, albeit slowly, as unemployment levels and memories of recent losses are still fresh in investors’ minds. Moreover, the bank appears to be on the road to higher profits. Consequently, I anticipate improvement in operating results, although the risk of quarterly aberrations related to market or economic volatility is still present.”
The company will conduct its quarterly conference call Thursday, January 21, at 8:15 a.m. ET. For a listen-only connection, visit raymondjames.com/analystcall for a live audio webcast. The subjects to be covered may include forward-looking information. Questions may be posed to management by participants on the analyst call-in line, and in response the company may disclose additional material information.
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,300 financial advisors serving approximately 1.9 million accounts in more than 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $232 billion, of which $30 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, loan reserves/losses, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2009 annual report on Form 10-K which is available on raymondjames.com and sec.gov.

-more-

Raymond James Financial, Inc.
Unaudited Report
For the three months ended
(all data in thousands, except per share earnings)

	Dec 31,	Dec 31,	%	Sept 30,	%
	2009	2008	Change	2009	Change
Total Revenues	$702,669	$695,833	1%	$678,023	4%
Net Revenues	686,967	663,942	3%	667,158	3%
Pre-Tax Income	79,309	101,664	(22%)	61,883	28%
Net Income	49,036	61,093	(20%)	42,969	14%

	Dec 31,	Dec 31,	%	Sept 30,	%
	2009	2008	Change	2009	Change
Income for basic earnings per common
share1:
Net Income applicable to Raymond
James Financial, Inc.	$ 49,036	$ 61,093	(20%)	$ 42,969	14%
Less allocation of earnings and
dividends to participating securities	2,049	2,403	(15%)	1,847	11%
Net income applicable to Raymond
James Financial, Inc. common
shareholders	$ 46,987	$58,690	(20%)	$ 41,122	14%
Income for diluted earnings per common
share1:
Net Income applicable to Raymond
James Financial, Inc.	$ 49,036	$ 61,093	(20%)	$ 42,969	14%
Less allocation of earnings and
dividends to participating securities	2,046	2,399	(15%)	1,845	11%
Net income applicable to Raymond
James Financial, Inc. common
shareholders	$ 46,990	$ 58,694	(20%)	$ 41,124	14%
Common shares1:
Average common shares in basic
computation:	118,763	116,307		118,147
Dilutive effect of outstanding stock
options	220	252		157
Average common shares used in
diluted computation	118,983	116,559		118,304

Earnings per common share1:
Basic	$ 0.40	$ 0.50	(20%)	$ 0.35	14%
Diluted	$ 0.39	$ 0.50	(22%)	$ 0.35	11%

-more-

1 During the quarter ended December 31, 2009, we changed the methodology used to calculate basic and diluted earnings per share in accordance with new accounting guidance. Prior period earnings per basic and diluted shares have been restated. Earnings per basic and diluted shares have been reduced by $0.02 and $0.01 for the quarters ended December 31, 2008 and September 30, 2009, respectively. The relevant accounting guidance is Financial Accounting Standards Board ASC 260-10-45.

	Balance Sheet Data

	December	September
	2009	2009
Total assets	$ 14.7 bil.	$ 18.2 bil.2
Shareholders' equity	$2,099 mil.	$2,032 mil.
Book value per share	$17.58	$17.11

	Management Data
	Quarter Ended
	December	December	September	June
	2009	2008	2009	2009
Total financial advisors:
United States	4,755	4,559	4,781	4,749
Canada	458	436	478	469
United Kingdom	116	101	116	115

# Lead managed/co-managed:
Corporate public offerings in U.S.	24	3	25	32
Corporate public offerings in Canada	6	3	6	6

Financial Assets Under Management:
Managed Accounts (excluding
Money Market Funds)	$ 27.6 bil.	$ 21.7 bil.	$ 25.9 bil.	$ 22.6 bil.

Client Assets under administration	$ 232 bil.	$ 170 bil.	$ 223 bil.	$ 196 bil.
Client Margin Balances	$1,347 mil.	$1,168 mil.	$ 1,239 mil.	$1,187 mil.

-more-

2 Total assets include $3.2 billion invested in qualifying assets comprised of $2.0 billion in reverse repurchase agreements (collateralized by GNMA and U.S. Treasury securities) and $1.2 billion in U.S. Treasury securities, offset by $900 million in overnight borrowing and $2.3 billion in customer deposits, the majority of which were redirected during October 2009 to third party banks participating in the Raymond James Bank Deposit Program, to meet point-in-time regulatory balance sheet composition requirements related to RJ Bank’s qualifying as a thrift institution.

	December 31,	December 31,	%	September 30,	%
	2009	2008	Change	2009	Change
Revenues:
Private Client Group	$ 454,824	$ 414,544	10%	$ 421,157	8%
Capital Markets	133,773	128,706	4%	142,011	(6%)
Asset Management	49,998	51,291	(3%)	44,489	12%
RJ Bank	68,922	109,239	(37%)	70,044	(2%)
Emerging Markets	3,718	4,323	(14%)	4,263	(13%)
Stock Loan/Borrow	1,875	3,290	(43%)	2,011	(7%)
Proprietary Capital	(35)	538	(107%)	2,962	(101%)
Other	1,758	1,086	62%	2,566	(31%)
Intersegment Eliminations	(12,164)	(17,184)	29%	(11,480)	(6%)
Total Revenues	$ 702,669	$ 695,833	1%	$ 678,023	4%

Pre-Tax Income:
Private Client Group	$ 41,823	$ 32,585	28%	$ 22,286	88%
Capital Markets	11,255	14,289	(21%)	22,986	(51%)
Asset Management	12,043	9,074	33%	9,742	24%
RJ Bank	24,637	54,626	(55%)	10,395	137%
Emerging Markets	(1,412)	(465)	(204%)	(821)	(72%)
Stock Loan/Borrow	687	1,223	(44%)	696	(1%)
Proprietary Capital	(812)	(544)	(49%)	2,389	(134%)
Other	(8,912)	(9,124)	2%	(5,790)	(54%)
Pre-Tax Income	$ 79,309	$ 101,664	(22%)	$ 61,883	28%

-more-

RAYMOND JAMES FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
Quarter-to-Date
(in thousands, except per share amounts)
	Three Months Ended
	Dec 31,	Dec 31,	%	Sept 30,	%
	2009	2008	Change	2009	Change
Revenues:
Securities commissions and fees	$ 469,151	$ 418,225	12%	$ 440,430	7%
Investment banking	25,718	20,733	24%	35,804	(28%)
Investment advisory fees	43,975	44,435	(1%)	36,844	19%
Interest	91,372	143,612	(36%)	93,862	(3%)
Net trading profits	11,637	9,175	27%	12,791	(9%)
Financial service fees	36,782	33,135	11%	31,631	16%
Other	24,034	26,518	(9%)	26,661	(10%)

Total Revenues	702,669	695,833	1%	678,023	4%
Interest Expense	15,702	31,891	(51%)	10,865	45%
Net Revenues	686,967	663,942	3%	667,158	3%

Non-Interest Expenses:
Compensation, commissions
and benefits	471,909	419,254	13%	455,149	4%
Communications and information
processing	28,074	35,223	(20%)	29,777	(6%)
Occupancy and equipment costs	26,715	26,435	1%	26,506	1%
Clearance and floor brokerage	8,502	8,588	(1%)	8,829	(4%)
Business development	19,881	24,724	(20%)	16,434	21%
Investment advisory fees	9,103	9,722	(6%)	8,082	13%
Bank loan loss provision	22,835	24,870	(8%)	39,702	(42%)
Other	22,914	18,469	24%	25,851	(11%)
Total Non-Interest Expenses	609,933	567,285	8%	610,330	-

Income before provision for income taxes
and noncontrolling interests	77,034	96,657	(20%)	56,828	36%
Provision for income taxes	30,273	40,571	(25%)	18,914	60%
Net Income before noncontrolling
interests	46,761	56,086	(17%)	37,914	23%
Net loss applicable to noncontrolling
interests	(2,275)	(5,007)	55%	(5,055)	55%
Net Income applicable to Raymond
James Financial, Inc.	$ 49,036	$ 61,093	(20%)	$ 42,969	14%

Net Income per common share basic	$ 0.40	$ 0.50	(20%)	$ 0.35	14%
Net Income per common share diluted	$ 0.39	$ 0.50	(22%)	$ 0.35	11%
Weighted average common shares
outstanding-basic	118,763	116,307		118,147
Weighted average common
and common equivalent
shares outstanding-diluted	118,983	116,559		118,304
-more-

RAYMOND JAMES BANK

Raymond James Bank, FSB (RJ Bank) is a federally chartered savings bank, regulated by the Office of Thrift Supervision (OTS), which provides residential, consumer and commercial loans, as well as FDIC-insured deposit accounts, to clients of Raymond James Financial, Inc. (RJF) broker-dealer subsidiaries and to the general public. RJ Bank also purchases residential whole loan packages to hold for investment and is active in bank participations and corporate loan syndications. RJ Bank operates from a single branch location adjacent to the Raymond James headquarters complex in St. Petersburg, Florida. RJ Bank’s deposits consist predominately of cash balances swept from the client investment accounts carried by Raymond James & Associates, Inc. (RJ&A) in the Raymond James Bank Deposit Program (RJBDP).

Corporate & Commercial Real Estate Loan Portfolio
RJ Bank's corporate and commercial real estate loan portfolio is comprised of project finance real estate loans and commercial lines of credit and term loans. Approximately 90 percent of the corporate loan portfolio is participations in Shared National Credits (SNC) or other large syndicated loans. The SNCs are loan syndications totaling over $20 million that are shared among three or more regulated institutions. RJ Bank is sometimes involved in the syndication of the loan at inception and some of these loans have been purchased in secondary trading markets. The remainder of the corporate loan portfolio is comprised of smaller participations and direct loans. Regardless of the source, all loans are independently underwritten to RJ Bank credit policies, are subject to loan committee approval, and credit quality is continually monitored by corporate lending staff. The corporate lending staff has direct access and a regular dialogue with the borrowers’ management teams. Approximately one third of the corporate borrowers also have a capital markets relationship with RJ&A. More than half of RJ Bank's corporate borrowers are public companies. RJ Bank's corporate loans are generally secured by all assets of the borrower and in some instances are secured by mortgages on specific real estate. In a limited number of transactions, loans in the portfolio are extended on an unsecured basis. There are no subordinated loans or mezzanine financings in the corporate loan portfolio.

Residential Loan Portfolio
RJ Bank's residential loan portfolio consists primarily of first mortgage loans originated by RJ Bank via referrals from RJF Private Client Group financial advisors, and first mortgage loans purchased by RJ Bank originated by select large financial institutions. These purchased mortgage loans represent approximately 90 percent of RJ Bank's residential portfolio. All of RJ Bank's residential loans adhere to strict RJ Bank underwriting parameters pertaining to credit score and credit history, debt-to-income ratio of the borrower, loan-to-value (LTV), and combined LTV (including second mortgage/ home equity loans). On average, three-fourths of the purchased residential loans are re-underwritten with new credit information and valuations, if warranted, by RJ Bank staff prior to purchase, with the remainder coming from long-standing sources and meeting extremely high credit criteria. Approximately 90 percent of the residential loans are fully documented loans to owner-occupant borrowers. Virtually all of RJ Bank's residential loans are adjustable rate mortgage (ARM) loans. Approximately 70 percent of residential loans are ARMs with interest-only payments based on a fixed rate for an initial period of the loan, typically 3-5 years, then become fully amortizing, subject to annual and lifetime interest rate caps. RJ Bank does not originate or purchase option ARM loans with negative amortization, payment options, reverse mortgages, or other types of exotic loan products. Loans with deeply discounted teaser rates are not originated or purchased. Adjustable mortgage rate resets in the next six months are expected to be at rates similar to or lower than the current loan rates. RJ Bank has a long history with these types of loans. Originated 15 or 30-year fixed rate mortgages are typically sold to correspondents and only retained on an exception basis. All of RJ Bank’s first mortgage loans are serviced by the seller or by third party professional firms.

Asset Quality
During the quarter, the Allowance for Loan Losses (ALL) increased slightly as a percentage of total loans from 2.23% to 2.26%. Total net loan charge-offs for the quarter were $23.9 million, compared to the prior quarter’s $26.4 million. Net charge-offs in the corporate loan portfolio totaled $14.6 million as compared to $16.1 million in the prior quarter, and included $7.9 million related to the sale of distressed debt in the secondary market. The balance of the charge-offs was taken almost exclusively on commercial acquisition & development loans. Of note, there were $2.0 million in corporate loan recoveries of charge-offs taken in prior quarters. The remaining $9.3 million in net charge-offs were taken on delinquent residential loans. Loan loss provision expense for the quarter was $22.8 million, compared to the previous quarter’s provision expense of $39.7 million. Provision expense was driven by increasing delinquencies in the residential portfolio, downgrade of loans in the corporate portfolio (which was partially offset by several loan upgrades), and to a lesser extent, the further stratification of the performing residential portfolio based upon updated LTV estimates. Nonperforming loans decreased by $23.0 million during the quarter, compared to the prior quarter’s increase of $8.0 million. Corporate nonperforming loans decreased by $33.3 million during the quarter primarily due to the return of two loans to performing status, with further decreases driven by charge-offs and loan repayments. The improvement in corporate nonperforming loans was partially offset by an increase of $10.3 million in nonperforming residential loans. The quarterly growth in delinquent residential loans (30+ days or more delinquent) declined substantially with an increase of $1.4 million compared to $17.0 million in the prior quarter. The asset balance in Other Real Estate Owned (OREO) decreased slightly to $8.4 million as the sale of RJ Bank’s largest corporate OREO property was almost fully offset by an increase in residential foreclosures. RJ Bank anticipates a significant increase in OREO property, and a corresponding reduction in nonperforming loans, in the coming quarters as nonperforming acquisition and development loans proceed through the foreclosure process.

Investments
RJ Bank’s investment portfolio consists of mortgage securities, Federal Home Loan Bank (FHLB) stock and a small Community Reinvestment Act investment. About 44 percent of the portfolio is invested in relatively short average-life floating rate government agency securities. Most of the remaining mortgage-backed securities portfolio is comprised of non-agency collateralized mortgage obligations (CMO). These CMO securities were purchased based on the underlying loan characteristics such as LTV ratio, credit scores, property type, location and level of credit enhancement. Current characteristics of each security owned such as delinquency and foreclosure levels, credit enhancement, projected losses and coverage are reviewed monthly by management.

All mortgage securities are classified as Available for Sale and the fair value reported includes an aggregate pretax unrealized loss of $76.9 million. These securities have experienced losses in fair value due to ongoing economic uncertainty and continued illiquidity in the markets and a significant widening of interest rate spreads. Certain securities were considered to be other-than-temporarily impaired (OTTI) as of December 31, 2009. Even though there is no intent to sell these securities and it is highly unlikely the securities will be required to be sold, RJ Bank does not expect to recover the entire amortized cost basis of these securities, and therefore, recorded $3.0 million of OTTI loss in other revenue during the quarter. This is based on RJ Bank’s evaluation of the performance and underlying characteristics of the securities including the level of current and estimated credit losses relative to the level of credit enhancement which are subject to change depending on a number of factors such as economic conditions, changes in home prices, delinquency and foreclosure statistics, among others.

$ in 000s UNAUDITED	Three Months	Three Months	Three Months	Three Months	Three Months
	Ending	Ending	Ending	Ending	Ending
	12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008
Net Revenues(1)	$63,997	$66,354	$77,164	$79,677	$93,455
Net Interest Income	$65,611	$68,335	$75,608	$83,987	$94,463
Pre-tax Income (Loss)	$24,637	$10,395	$27,406	$(12,416)	$54,626
Loan Loss Provision Expense	$22,835	$39,702	$29,790	$74,979	$24,870
Net Charge-offs	$23,943	$26,458	$34,106	$39,776	$6,885
Net Interest Margin
(% Earning Assets)	3.06%(13)	3.22%(13)	3.48%	3.67%	3.92%
Net Interest Spread (Interest-Earning
(Assets Yield – Cost Of Funds)	3.04%(13)	3.20%(13)	3.46%	3.66%	3.89%

	As of	As of	As of	As of	As of
	12/31/2009	9/30/2009(10)	6/30/2009	3/31/2009	12/31/2008
Total Assets	$7,882,574	$11,137,440	$8,311,838	$9,103,725	$9,450,337
Adjusted Total Assets(2)		$7,937,440
Total Loans, Net	$6,452,530	$6,593,973	$7,075,572	$7,549,950	$7,676,791
Total Deposits	$7,007,069	$9,423,387(2)	$7,637,558	$8,369,092	$8,792,982
Raymond James Bank Deposit
Program Deposits (RJBDP)(3)	$6,678,167	$9,109,983(2)	$7,364,126	$8,081,425	$8,513,887
Available for Sale Securities,
at Fair Value	$488,988	$509,065	$537,143	$538,438(12)	$467,838
Net Unrealized Loss on Available
For Sale Securities, Before Tax	$(76,897)	$(97,753)	$(119,545)	$(146,858)(12)	$(173,539)
Tangible Common Equity/ Total
Assets(11)	9.98%	9.55%(9)	8.28%	6.79%	6.34%
Total Capital (to Risk-Weighted Assets)	13.0%(14)	12.7%	11.4%	10.2%	10.2%
Tier I Capital (to Adjusted Assets)	10.5%(14)	7.3%(15)	9.0%	7.6%	7.4%
Commercial Real Estate Loans(4) (5)	$1,154,736	$1,244,112	$1,303,518	$1,407,342	$1,402,496
Corporate Loans(5)	$3,189,117	$3,115,485	$3,317,291	$3,529,504	$3,568,831
Residential/Consumer Loans(5)	$2,291,112	$2,421,638	$2,631,918	$2,796,965	$2,856,204
Allowance for Loan Losses	$149,164	$150,272	$137,028	$141,343	$106,140
Allowance for Loan Losses
(as % Loans)	2.26%	2.23%	1.90%	1.84%	1.36%
Nonperforming Loans(6)	$135,377	$158,382	$150,396	$142,638	$63,923
Other Real Estate Owned	$8,372	$8,691	$9,300	$12,010	$12,827
Total Nonperforming Assets(7)	$143,749	$167,073	$159,696	$154,648	$76,750
Nonperforming Assets
(as % of Adjusted Total Assets)	1.82%	2.10%(9)	1.92%	1.70%	0.81%
1-4 Family Residential Loans
over 30 days past due
(as % Residential Loans)	3.98%	3.71%	2.75%	2.21%	1.30%
Residential First Mortgage
Loan Weighted Average
LTV / FICO(8)	64%/751	64%/751	63%/751	63%/752	63%/ 751
1-4 Family Mortgage	5.6% CA	6.1% CA(9)	6.4% CA	6.0% CA	5.9% CA
Geographic Concentration	4.1% NY	4.3% NY(9)	4.5% NY	4.2% NY	4.1% NY
(top 5 states, dollars	3.4% FL	3.5% FL(9)	3.4% FL	3.1% FL	3.0% FL
outstanding as a	1.8% NJ	1.9% NJ(9)	2.0% NJ	1.9% NJ	2.0% NJ
percent of Adjusted Total Assets)	1.3% VA	1.4% VA(9)	1.4% VA	1.3% VA	1.3% VA
Number of Corporate Borrowers	261	251	255	257	253

Outstanding Balances of Corporate and Commercial Real Estate Loans by Industry Category at 12/31/09 (in millions)

Corporate Loan Portfolio		Commercial Real Estate Loan Portfolio
Telecommunications	$ 274.9	Retail	$ 261.1
Media	253.4	Hospitality	243.9
Consumer Products/Services	238.9	Office	181.4
Finance/Insurance	210.7	Multi-family	148.4
Industrial Manufacturing	204.0	Commercial Acquisition and
Gaming	190.0	Development	69.0
Natural Gas Pipeline	171.8	Industrial	66.5
Hospitals	157.8	Mixed Use	53.6
Chemicals	154.2	Special Purpose	53.4
Healthcare Providers (Non-Hospital)	139.3	Healthcare /Senior Living Facilities	47.8
Automotive/Transportation	136.3	Residential Acquisition and
Restaurants	134.4	Development	29.6
Business Systems	121.1	Total Commercial Real Estate
Technology	119.0	Loan Portfolio	$ 1,154.7	*
Government Guaranteed SBA/USDA	109.4
Energy	96.4
Mining and Minerals	80.4
Sports	80.4	*Of this total, $479.9 million represents loans to Real Estate
Food and Beverage	79.0	Investment Trusts and $99.8 million represents construction
Pharmaceuticals	67.7	loans.
Private Banking	66.5
Medical Products	46.8
Defense/Government Contractors	31.4
Environmental Services	20.5
Agriculture	4.8
Total Corporate Loan Portfolio	$ 3,189.1

(1)	Net revenue equals gross revenue, which includes interest income and non-interest income (including securities losses), less interest expense.
(2)
At 9/30/09, total assets were adjusted to exclude the $2.3 billion in additional RJBDP deposits, the majority of which were redirected during October 2009 to third-party banks participating in the multi-bank sweep program, and the $900 million FHLB advance repaid on 10/1/09. See information in footnote 10 below for additional information.

(3)
Beginning in October 2008, the RJBDP cash sweep option was temporarily discontinued to all new client accounts. However, in September 2009, RJ&A revised this cash sweep option from a single-bank (RJ Bank) to a multi-bank (RJ Bank and other non-affiliated banks) program where client deposit accounts are deposited through a third-party service into interest-bearing deposit accounts ($245,000 per bank for individual accounts and $490,000 for joint accounts) at up to 12 banks.

(4)	Commercial Real Estate Loans are secured by non-owner occupied commercial real estate properties or their repayment is dependent upon the operation/sale of commercial properties.
(5)	Outstanding loan balances are shown gross of unearned income and deferred expenses. Note that the 06/30/09, 03/31/09, and 12/31/08 balances were changed to reflect succeeding period presentation.
(6)	Nonperforming Loans includes 90+ days Past Due plus Nonaccrual Loans.
(7)	Includes Nonperforming Loans and Other Real Estate Owned.
(8)	At origination. A small group of local loans representing less than 0.5% of residential portfolio excluded.
(9)	Nonperforming Assets as well as Tangible Common Equity and Concentration ratios are presented as percent of Adjusted Total Assets (see note 2 above).
(10)
At 9/30/09, RJ Bank had an additional $2.3 billion of deposits received through the RJBDP, which were utilized at 9/30/09 along with additional short-term FHLB advances of $900 million to meet point-in-time regulatory balance sheet composition requirements related to its qualifying as a thrift institution. The latter action was discussed well in advance with the OTS. These deposits and short-term borrowings were invested in qualifying assets comprised of $2.0 billion in reverse repurchase agreements (collateralized by GNMA and U.S. Treasury securities) and $1.2 billion in U.S. Treasury securities and the necessary qualification was met. RJ Bank repaid the borrowings on 10/01/09 and the majority of the RJBDP deposits were redirected during October 2009 to third-party banks participating in the multi-bank sweep program. The September 30, 2009 results are presented on the previous page, along with adjusted assets excluding the additional RJBDP deposits and borrowing, respectively.

(11)	Ratio presented in the 12/31/08 and 03/31/09 press releases was calculated as Tangible Common Equity to Risk-Weighted Assets.
(12)
The Company elected to early adopt FASB Accounting Standards Codification (ASC) Topic 320-10-65-1, “Transition Related to FSP FAS 115-2 and 124-2, Recognition and Presentation of Other-Than-Temporary Impairment” as well as FASB ASC Topic 820-10-65-4, “Transition Related to FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” and as a result, changed the valuation methodology used for certain available for sale securities. This change resulted in an increase in the fair value of those available for sale securities of approximately $18.6 million or 5% of the par value of the securities subject to the methodology change.

(13)
Net Interest Margin and Net Interest Spread percentages were negatively impacted by 0.16% and 0.33% for the quarters ended September 30, 2009 and December 31, 2009, respectively, due to excess RJBDP deposits held for the majority of both September and October and part of November as the new  multi-bank sweep program was implemented. These deposits were invested in short term liquid investments producing very little interest rate spread.

(14)	Estimated.
(15)
The Tier I Capital (to Adjusted Assets) ratio at 09/30/09 calculated to exclude the assets in which RJ Bank invested to meet point-in-time regulatory balance sheet composition requirements was 10.3% (see footnote 2 above).

For more information, contact Anthea Penrose at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.